UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2007
ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21696 (Commission File Number)	22-3106987 (I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)
Registrant’s telephone number, including area code: (617) 494-0400
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.
As disclosed previously in a Form 8-K filed by ARIAD Pharmaceuticals, Inc. (“we” or “us”) on February 15, 2007, we entered into a common stock purchase agreement (the “Purchase Agreement”) with Azimuth Opportunity Ltd. (“Azimuth”), pursuant to which we may, from time to time and subject to the terms and limitations set forth in the Purchase Agreement, sell shares of our common stock to Azimuth.
On March 26, 2007, we expect to settle with Azimuth on the purchase of 3,072,393 shares of our common stock under the Purchase Agreement at an aggregate purchase price of $12.5 million. We expect to receive estimated net proceeds from the sale of these shares of approximately $12.3 million after deducting our estimated offering expenses. In connection with this sale, we are filing, as Exhibit 5.1 hereto, an opinion of our counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the validity of the shares being issued. Following the closing, 68,632,137 shares of our common stock will be outstanding, and we will be able to sell up to an additional $37.5 million of our common stock under the Purchase Agreement.
The foregoing description is qualified in its entirety by reference to the Purchase Agreement, dated as of February, 14, 2007, by and between Azimuth and us, which was filed as Exhibit 10.1 to the February 15, 2007 Form 8-K and is incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. dated March 23, 2007.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD PHARMACEUTICALS, INC.
By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Senior Vice President, Finance and Corporate Operations, Chief Financial Officer

Date: March 23, 2007

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. dated March 23, 2007.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).